Exhibit 10.8

364-DAY BRIDGE CREDIT AGREEMENT

Dated as of August 31, 2018

among

NRG YIELD OPERATING LLC,

as the Borrower,

NRG YIELD LLC,

as Holdings,

ROYAL BANK OF CANADA,
as Administrative Agent,

and

The Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CREDIT SUISSE SECURITIES (USA) LLC, RBC CAPITAL MARKETS and CITIBANK, N.A.

as Lead Arrangers and Joint Book Runners

i

5.09	Environmental Compliance	51
5.10	Insurance	53
5.11	Taxes	53
5.12	ERISA Compliance	53
5.13	Subsidiaries; Equity Interests; Loan Parties	54
5.14	Margin Regulations; Investment Company Act	54
5.15	Disclosure	54
5.16	Compliance with Laws	55
5.17	Energy Regulatory Matters	55
5.18	Intellectual Property; Licenses, Etc.	56
5.19	Solvency	56
5.20	Casualty, Etc.	56
5.21	Labor Matters	56
5.22	Anti-Corruption Laws and Sanctions	57
5.23	Restricted Payments	57
5.24	PATRIOT Act, Etc.	57

ARTICLE VI AFFIRMATIVE COVENANTS		57
6.01	Financial Statements	57
6.02	Certificates; Other Information	58
6.03	Payment of Obligations	59
6.04	Preservation of Existence, Etc.	59
6.05	Additional Guarantees	60

ARTICLE VII NEGATIVE COVENANTS		60
7.01	Liens	60
7.02	Fundamental Changes	62
7.03	Holding Company	63

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		64
8.01	Events of Default	64
8.02	Remedies upon Event of Default	65
8.03	Application of Funds	65

ARTICLE IX ADMINISTRATIVE AGENT		66
9.01	Appointment and Authority	66
9.02	Rights as a Lender	66
9.03	Exculpatory Provisions	67
9.04	Reliance by Administrative Agent; Indemnification, Etc.	68
9.05	Delegation of Duties	69
9.06	Resignation of Administrative Agent	69
9.07	Non-Reliance on Administrative Agent and Other Lenders	70
9.08	No Other Duties, Etc.	70
9.09	Administrative Agent May File Proofs of Claim	70
9.10	Certain ERISA Matters	71

ARTICLE X CONTINUING GUARANTY		73

10.01	Guarantee of Obligations	73
10.02	Limitation on Obligations Guaranteed	73
10.03	Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc.	74
10.04	Rights of Reimbursement, Contribution and Subrogation	76
10.05	Payments	77
10.06	Subordination of Other Obligations	77
10.07	Financial Condition of Borrower and Guarantors	77
10.08	Bankruptcy, Etc.	77
10.09	Duration of Guaranty	77
10.10	Reinstatement	78

ARTICLE XI MISCELLANEOUS		78
11.01	Amendments, Etc.	78
11.02	Notices; Effectiveness; Electronic Communications	80
11.03	No Waiver; Cumulative Remedies; Enforcement	81
11.04	Expenses; Indemnity; Damage Waiver	82
11.05	Payments Set Aside	84
11.06	Successors and Assigns	84
11.07	Treatment of Certain Information; Confidentiality	88
11.08	Right of Setoff	89
11.09	Interest Rate Limitation	89
11.10	Counterparts; Integration; Effectiveness	90
11.11	Survival of Representations and Warranties	90
11.12	Severability	90
11.13	Replacement of Lenders	90
11.14	Governing Law; Jurisdiction; Etc.	91
11.15	Waiver of Jury Trial	92
11.16	No Advisory or Fiduciary Responsibility	92
11.17	Electronic Execution of Assignments and Certain Other Documents	93
11.18	USA PATRIOT Act	93
11.19	ENTIRE AGREEMENT	94
11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	94

SIGNATURES		S-1

SCHEDULES

1.01	Equity Investor Subsidiaries
2.01	Commitments and Applicable Percentages
5.03	Certain Authorizations
5.06	Litigation
5.13	Subsidiaries and Other Equity Investments; Loan Parties; Project Subsidiaries
5.17(a)	Generation Portfolio Companies
5.23	Contractual Obligations Limiting Restricted Payments
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire

364-DAY BRIDGE CREDIT AGREEMENT

This 364-DAY BRIDGE CREDIT AGREEMENT (“Agreement”) is entered into as of August 31, 2018, among NRG Yield Operating LLC, a Delaware limited liability company (the “Borrower”), NRG Yield LLC, a Delaware limited liability company (“Holdings”), each other Guarantor (as defined herein) from time to time party hereto, each Lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and ROYAL BANK OF CANADA, as Administrative Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Agreement” means the Purchase and Sale Agreement dated as of February 6, 2018, by and among the Buyer and the Seller.

“Acquisition Closing Date” means the date on which the NRG Transaction is consummated.

“Act” has the meaning specified in Section 11.18.

“Adjusted LTM CAFD” means, as of any date of determination (for purposes of this definition, the “Calculation Date”), the net income of the Borrower and its Subsidiaries during the most recent four-quarter period for which financial statements are publicly available as of the Calculation Date, calculated on a consolidated basis in accordance with GAAP, adjusted (without duplication) as follows:

(a)    plus interest expense, to the extent deducted in calculating net income during such four-quarter period;

(b)    plus income tax expense, net of income tax benefit, to the extent deducted in calculating net income during such four-quarter period;

(c)     plus depreciation and amortization, to the extent deducted in calculating net income during such four-quarter period;

(d)    minus equity in earnings of unconsolidated affiliates to the extent included in net income during four-quarter period;

(e)     plus cash distributions from unconsolidated affiliates, to the extent not included in net income during such four-quarter period;

(f)     minus cash interest payments made by Subsidiaries of the Borrower that were added back to net income pursuant to clause (a) above;

(g)     minus cash income tax payments made by the Borrower and its Subsidiaries that were added back to net income pursuant to clause (b) above;

(h)    minus principal payments and repayments of Indebtedness made by the Borrower’s Subsidiaries, to the extent not deducted in calculating net income during such four-quarter period;

(i)      plus any decrease or minus any increase in amounts attributable to contract amortization and any recurring changes in other assets;

(j)     minus maintenance capital expenditures, to the extent not deducted in calculating net income during such four-quarter period;

(k)    plus any expenses or charges related to any equity offering, investment, acquisition, disposition, recapitalization or incurrence of Indebtedness permitted by this Agreement including a refinancing thereof (whether or not successful), including such fees, expenses or charges related to the offering of the notes and the Credit Agreement, to the extent deducted in calculating net income during such four-quarter period; and

(l)      plus any professional and underwriting fees related to any equity offering, investment, acquisition, recapitalization or Indebtedness permitted to be incurred by this Agreement, to the extent deducted in calculating net income during such four-quarter period.

For purposes of making the computation referred to above:

(a)    investments and acquisitions that have been made by the Borrower or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the Borrower or any of its Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act of 1933, as amended, but including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(b)    the Adjusted LTM CAFD attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)     any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during such four-quarter period; and

(d)    any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during such four-quarter period.

“Administrative Agent” means Royal Bank of Canada in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means each of (i) the Administrative Agent and (ii)  any other Person appointed under the Loan Documents to serve in an agent or similar capacity.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and, to the extent applicable to the Borrower or any of its Subsidiaries, other similar legislation in any other jurisdiction.

“Applicable Margin” means a percentage per annum equal to 3.00% for Eurodollar Rate Loans and 2.00% for Base Rate Loans; provided that the relevant Applicable Margin will increase by 0.25% on the 90th day following the Effective Date, by an additional 0.25% on the 180th day following the Effective Date and by an additional 0.50% on each 90th day thereafter while any Loans remain outstanding.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate principal amount of all Loans then outstanding represented by such Lender’s Loans (or, if no Loans are then outstanding, the percentage (carried out to the ninth decimal place) of the aggregate Commitments represented by such Lender’s Commitment).  The Applicable Percentage of each Lender as of the Effective Date is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of

Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Credit Suisse Securities (USA) LLC, RBC Capital Markets and Citibank, N.A.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of Yield Inc. and its Subsidiaries for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its consolidated Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Effective Date to the 110th day following the Acquisition Closing Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.  If the Base Rate is being used as an alternative rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Directors” means:

(a)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)    with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)     with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of one or more simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Buyer” means GIP III Zephyr Acquisition Partners, L.P.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(a)    in the case of a corporation, corporate stock;

(b)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)     in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Borrower or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan);

(b)    the adoption of a plan relating to the liquidation or dissolution of Yield Inc., Holdings or the Borrower;

(c)     the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than (i) prior to the consummation of the NRG Transaction, NRG Energy, Inc., (ii) upon and after the consummation of the NRG Transaction, the Sponsor or (iii) a corporation owned directly or indirectly by the stockholders of Yield Inc. in substantially the same proportion as their ownership of stock of Yield Inc. prior to such transaction, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Yield Inc., measured by voting power rather than number of shares; or

(d)    the first day on which either (i) Yield Inc. ceases to be the sole managing member of Holdings or (ii) the Borrower ceases to be a Wholly Owned Subsidiary of Holdings;

provided that notwithstanding anything to the contrary herein, in no event shall the NRG Transaction result in a Change of Control hereunder.

“CIA” means the Consent and Indemnity Agreement dated as of February 6, 2018 among the Buyer, the Seller and Yield Inc.

“Code” means the Internal Revenue Code of 1986, as amended (unless otherwise provided herein).

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 as such amount may be adjusted from time to time in accordance with this Agreement.

“Company Group Parties” means each direct and indirect Subsidiary of the Borrower, other than any Project Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Contingent Obligations” means indemnities and other contingent Obligations that pursuant to their express terms survive repayment in full of principal and interest on the Loans and termination of the Commitments under this Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Indentures” means the indentures governing the Existing Convertible Notes.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated April, 25, 2014, among the Borrower, Holdings, each other guarantor from time to time party thereto, each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as the administrative agent, and JPMorgan Chase Bank, N.A., Royal Bank of Canada, Bank of America, N.A. and Barclays Bank PLC, as letter of credit issuers, as amended by the First Amendment to Amended & Restated Credit Agreement, dated as of June 26, 2015, the Second Amendment to Amended & Restated Credit Agreement, dated as of February 6, 2018, and the Third Amendment to Amended and Restated Credit Agreement and Administrative Agent Resignation and

Appointment Agreement, dated as of April 30, 2018, and as the same may be further amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means (i) one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders or other counterparties providing for revolving credit loans, term loans, credit-linked deposits (or similar deposits), receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, (ii) debt securities sold to institutional investors and/or (iii) Hedging Obligations with any counterparties, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Extension” means a Borrowing.

“Debt Incurrence” means any incurrence of third-party debt for borrowed money by the Borrower or the Guarantors, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or incurrence of loans under any loan or credit facility, other than (a) debt under (i) the Existing Senior Notes, (ii) the Credit Agreement and (iii) the Existing Convertible Notes and intercompany loans in respect thereof (together with the Existing Senior Notes and the Credit Agreement, the “Existing Debt”), and any extension or refinancing of the Credit Agreement or, to the extent any Existing Convertible Notes remain outstanding on the Existing Convertible Notes Termination Date, such Existing Convertible Notes and intercompany loans in respect thereof; provided that, (i) with respect to any extension or refinancing of the Credit Agreement when any Loans are outstanding, the terms of such extension or refinancing shall be customary for revolving credit facilities of similarly rated and leveraged borrowers and shall be based on prevailing market terms, but in any event will not include any restrictions on the ability of the Borrower to prepay or repay any Loans and (ii) the respective aggregate principal amounts of such refinancing (or commitments thereunder) do not exceed the respective aggregate principal amounts (or commitments thereunder) of the applicable Existing Debt outstanding on the date of such refinancing (plus any accrued and unpaid interest and reasonable fees, premiums and expenses incurred in connection with such refinancing) (it being understood that, notwithstanding the foregoing, the aggregate outstanding principal amount and/or commitments with respect the Credit Agreement may be increased pursuant to Section 2.13 thereof (the amount of any such increase, the “Existing Revolving Credit Agreement Upsize”)), (b) intercompany Indebtedness, (c) Capital Lease Obligations, (d) purchase money indebtedness and equipment financings, (e) working capital facilities of foreign subsidiaries of the Borrower, (f) overdraft facilities, (g) deferred purchase price obligations, (h) “Project Level Indebtedness,” (as defined in the Credit Agreement) and any refinancing or replacement thereof, and all guarantees and other types of credit support in respect thereof permitted under the Credit Agreement, (i) any back-leverage financing in respect of tax equity arrangements and all guarantees and other types of credit support required by or incurred in connection with any of the debt referenced in this clause (i), (j) Indebtedness to the extent incurred by the Borrower or the Guarantors to fund the acquisition of Carlsbad Energy Holdings LLC and (k) other Indebtedness in an aggregate principal amount not to exceed $100,000,000.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate or the Eurodollar Rate (as applicable or, if neither is directly applicable, the Base Rate), plus (ii) the relevant Applicable Margin, plus (iii) 2% per annum.

“Defaulting Lender” means any Lender (a) that has failed to timely fund any portion of the Loans required to be funded by it on the terms set forth herein for such payment, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith reasonable determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (b) that has otherwise failed to timely pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder on the terms set forth herein for such payment, unless the subject of a good faith dispute, (c) that has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith reasonable determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) that has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) in respect of which the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or that a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Discharge of Guaranteed Obligations” means and shall have occurred when all Guaranteed Obligations shall have been paid in full in cash and all other obligations under the Loan Documents shall have been performed (other than those constituting Contingent Obligations as to which no claim has been asserted).

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent. “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental CapEx Debt” means Indebtedness of the Borrower or any of its Subsidiaries incurred for the purpose of financing capital expenditures to the extent deemed reasonably necessary, as determined by the Borrower or any of its Subsidiaries, as applicable, in good faith and pursuant to prudent judgment, to comply with applicable Environmental Laws.

“Environmental Laws” means all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances and codes, and legally binding decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, occupational health and safety or the presence, release of, or exposure to, hazardous materials, substances or wastes, or the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of, or the arrangement for such activities with respect to, hazardous materials, substances or wastes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Investor” means (a) prior to the Acquisition Closing Date, NRG Energy, Inc., a Delaware corporation and (b) on or after the Acquisition Closing Date, the Sponsor.

“Equity Investor Subsidiary” means the entities listed on Schedule 1.01 and their respective Subsidiaries as of the Effective Date.

“Equity Issuance” means any issuance of equity or equity-linked securities by Yield Inc., whether pursuant to a public offering or in a Rule 144A or other private placement, the Net Cash Proceeds of which are contributed to the Borrower, other than (a) issuances of securities pursuant to employee and/or director stock plans or employee and/or director compensation plans, (b) the issuance of common stock, options, units and/or other equity interests of Yield Inc. to shareholders and/or employees of Yield Inc. or its Subsidiaries, (c) issuances to Holdings, the Borrower or any Subsidiary of the Borrower, (d) pursuant to dividend reinvestment programs, (e) issuances to the holders of the Existing Convertible Notes (or any convertible notes issued to refinance Existing Convertible Notes to the extent permitted hereunder) in connection with the conversion, settlement or extinguishment of such Existing Convertible Notes (or other convertible notes), (f) issuances to refinance any Existing Convertible Notes that remain outstanding on the Funding Commitment Termination Date and any intercompany loans in respect thereof, (g) securities or interests issued or transferred directly (and not constituting cash proceeds of any issuance of such securities or interests) as consideration in connection with any acquisition and (h) issuances to fund the acquisition of Carlsbad Energy Holdings LLC.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan of the Borrower or any ERISA Affiliate is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the LIBO Screen Rate, expressed on the basis of a year of 360 days, determined by the Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period for a period equal to such Interest Period; provided that if a LIBO Screen Rate shall not be available at such time for such Interest Period, the Eurodollar Rate for such Interest Period shall be the Interpolated Rate; provided, further, that, if such rate is below zero, Eurodollar Rate will be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Agreement” means the Amended and Restated Exchange Agreement, dated as of May 14, 2015 by and among NRG Energy, Inc., Yield Inc. and Holdings and each of the other parties thereto from time to time, as amended, supplemented or otherwise modified from time to time, including by that certain Assignment and Assumption Agreement to be entered into in connection with the NRG Transaction.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the United States or by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or as a result of any present or former connection between such Lender or the Administrative Agent and such jurisdiction (other than any connection arising solely from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving or perfecting a security interest under, receiving payments under, and/or enforcing, any Loan Document, or selling or assigning an interest in any Loan, Commitment or Loan Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a), (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States federal withholding tax that (i) is required to be imposed on amounts payable to such Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office) or (ii) in the case of a Foreign Lender, is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 3.01, (e) any United

States federal withholding taxes imposed under FATCA and (f) any United States federal withholding tax that is required by the Code to be withheld from amounts payable to the Administrative Agent attributable to the Administrative Agent’s failure to comply with Section 3.01(g) (other than amounts payable to the Administrative Agent that should reasonably be considered, as determined in good faith by the Borrower, as payments under Treas. Reg. 1.1441-1T(b)(2)(iv)(B)(2)(or any successor provision that is substantively comparable)).

“Existing Convertible Notes” means the convertible senior notes due 2019 issued by Yield Inc. in an aggregate principal amount of $345,000,000 and the convertible senior notes due 2020 issued by Yield Inc. in an aggregate principal amount of $350,000,000.

“Existing Convertible Notes Termination Date” has the meaning specified in Section 2.03(b)(2).

“Existing Debt” has the meaning specified in the definition of “Debt Incurrence.”

“Existing Liens” means Liens on the property or assets of the Borrower and/or any of its Subsidiaries existing on the Effective Date securing Indebtedness of the Borrower or any of its Subsidiaries (other than Liens incurred pursuant to Section 7.01(a)).

“Existing Senior Notes” means the senior notes due 2024 issued by the Borrower in an aggregate principal amount of $500,000,000 and the senior notes due 2026 issued by the Borrower in an aggregate principal amount of $350,000,000.

“Existing Revolving Credit Agreement Upsize” has the meaning specified in the definition of “Debt Incurrence.”

“Extension Date” has the meaning specified in Section 2.12.

“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Funds Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “Federal Funds Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it;

provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the Amended and Restated Fee Letter, dated February 26, 2018, by and among GIP III Zephyr Acquisition Partners, L.P., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Royal Bank of Canada, RBC Capital Markets and Citigroup Global Markets Inc.

“FERC” means the Federal Energy Regulatory Commission.

“Foreign Lender” means any Lender that is not a U.S. Person.

“FPA” means the Federal Power Act of 1935, as amended.

“FPA-Jurisdictional Generation Portfolio Companies” has the meaning specified in Section 5.17.

“FPA MBR Authorizations, Exemptions and Waivers” has the meaning specified in Section 5.17.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Fundamental Change Offer” means an offer relating to any “Make-Whole Fundamental Change” as required by the terms of the Convertible Indentures.

“Funding Commitment Termination Date” means the 110th day after the Effective Date.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, however, that if any operating lease would be re-characterized as a capital lease due to changes in the accounting treatment of such operating leases under GAAP since the Effective Date, then solely with respect to the accounting treatment of any such lease, GAAP shall be interpreted as it was in effect on the Effective Date.

“Generation Portfolio Companies” means the entities listed on Schedule 5.17(a) and the owner of any other facility that either (a) generates electric energy and sells electric energy, capacity or ancillary services at wholesale or (b) generates thermal energy for sale (in the form of steam, hot water, chilled water, or other forms), in which the Borrower directly or indirectly owns, controls or holds the power to vote 10% or more of the outstanding voting securities in such owner or facility.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) ; provided that standard contractual indemnities which do not relate to Indebtedness shall not be considered a Guarantee.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means Holdings and each Subsidiary Guarantor.

“Guaranty” means the Guaranty made by the Guarantors under Article X in favor of the Lenders.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(b)    (i) agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, commodity prices or commodity transportation or transmission pricing or availability; (ii) any netting arrangements, power purchase and sale agreements, fuel purchase and sale agreements, swaps, options and other agreements, in each case, that fluctuate in value with fluctuations in energy, power or gas prices; and (iii) agreements or arrangements for commercial or trading activities with respect to the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Impacted Loans” has the meaning specified in Section 3.03.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, except as provided in clause (e) below, and surety bonds), whether or not contingent:

(a)    in respect of borrowed money;

(b)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)     in respect of banker’s acceptances;

(d)    representing Capital Lease Obligations in respect of sale and leaseback transactions;

(e)     representing the balance of deferred and unpaid purchase price of any property or services with a scheduled due date more than six months after such property is acquired or such services are completed; or

(f)     representing the net amount owing under any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided that the amount of such Indebtedness shall be deemed not to exceed the lesser of the amount secured by such Lien and the value of the Person’s property securing such Lien.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date in respect thereof; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date in respect thereof.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability) (or twelve months or shorter, if available to all applicable Lenders), as selected by the Borrower in its Committed Loan Notice; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date applicable to such Loan.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than such Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable currency) that exceeds such Interest Period, in each case, at such time.

“IP Rights” means intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks and trade secrets.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or binding judicial precedents or authorities, including the binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law. “Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBO Screen Rate”  means, for any day and time, with respect to any Eurodollar Rate Loans for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means, with respect to any asset:

(a)    any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of such asset;

(b)    the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

(c)     in the case of Equity Interests or debt securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or debt securities

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes and (c) the Fee Letter.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, properties, liabilities or financial condition of the Loan Parties and their respective Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any material Loan Document, or of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document to which it is a party.

“Material Company Group Party” means as of any date, any Company Group Party that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as such Regulation is in effect on the Effective Date.

“Material Indebtedness” means, as of any date, any series of Indebtedness with an aggregate principal amount outstanding in excess of the greater of (i) 1.5% of Total Assets, as of such date, and (ii) $100.0 million.

“Material Project Subsidiaries” has the meaning specified in Section 8.01(e).

“Maturity Date” means the date that is 364 days after the Effective Date; provided that the Borrower in its sole discretion may extend (a “Maturity Date Extension”) up to one-third (1/3rd) of the aggregate principal amount of the Loans that are outstanding on the date that is 60 days prior to the Maturity Date (provided that a minimum of $300,000,000 principal amount of the Loans remains outstanding) for an additional 90-day period beyond the Maturity Date in accordance with Section 2.12; provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maturity Date Extension” has the meaning specified in the definition of Maturity Date

“Maximum Rate” has the meaning specified in Section 11.09.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower makes or is obligated to make contributions or during the preceding five plan years has made or been obligated to make contributions or with respect to which the Borrower has current or contingent liability as a result of being considered a single employer with any ERISA Affiliate.

“Necessary CapEx Debt” means Indebtedness of the Borrower or any of its Subsidiaries incurred for the purpose of financing capital expenditures (other than capital expenditures financed by Environmental CapEx Debt) that are required by Applicable Law or are undertaken for health and safety reasons.  The term “Necessary CapEx Debt” does not include any Indebtedness incurred for the purpose of financing capital expenditures undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Net Cash Proceeds” shall mean:  (a) with respect to a sale or other disposition of any assets of the Borrower or any of the Guarantors, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than the Loans), (B) the reasonable expenses incurred by the Borrower or any of the Guarantors in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction, (D) the amount of reserves established by the Borrower or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles; provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds and (E) the pro rata portion of the cash received in connection therewith attributable to minority interests and not available for distribution to or for the account of the Borrower or any of the Guarantors as a result thereof; (b) with respect to the Qualifying Term Loan Facility or any Debt Incurrence, the excess, if any, of (i) cash received by the Borrower or any of the Guarantors in connection with such issuance over (ii) the sum of the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance or incurrence; and (c) with respect to any Equity Issuance, the excess of (i) the cash received in connection with such issuance over (ii) the fees, underwriting discounts and commissions, taxes and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-FPA-Jurisdictional Generation Portfolio Companies” has the meaning specified in Section 5.17.

“Non-FPA Sales Authorizations” has the meaning specified in Section 5.17.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans substantially in the form of Exhibit B.

“NPL” means the National Priorities List under CERCLA.

“NRG Transaction” means the acquisition by the Sponsor of NRG Energy, Inc.’s full ownership interest in Yield, Inc. and Holdings.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligee Guarantor” has the meaning specified in Section 10.06.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (in each case, determined without duplication) the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments occurring on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PATRIOT Act” has the meaning specified in Section 4.01(h).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or to which the Borrower contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section

4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years, or with respect to which the Borrower has current or contingent liability as a result of being considered a single employer with any ERISA Affiliate.

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PGC” has the meaning specified in Section 5.17(e).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, but for the avoidance of doubt, excluding any Multiemployer Plan.

“Platform” has the meaning specified in Section 6.02.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Property” means any building, structure or other facility, and all related property, plant or equipment or other long-term assets used or useful in the ownership, development, construction or operation of such building, structure or other facility owned or leased by the Borrower or any Guarantor and having a net book value in excess of 2.0% of Total Assets, except any such building, structure or other facility (or related property, plant or equipment) that in the opinion of the Board of Directors is not of material importance to the business conducted by the Borrower and its consolidated Subsidiaries, taken as a whole.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, reductions in costs and related adjustments that have been actually realized or are projected by the Borrower’s Chief Financial Officer in good faith to result from reasonably identifiable and factually supportable actions or events, but only to the extent such reductions in costs and related adjustments are so projected by the Borrower to be realized prior to the end of the consecutive four-quarter period commencing after the transaction giving rise to such calculation.

“Project Debt” means Indebtedness of one or more Project Subsidiaries incurred for the purpose of holding, leasing, developing, constructing or acquiring energy generating, transmission or distribution assets, or assets related thereto, or any other power or energy facility or any assets related thereto; provided that the Borrower is not liable with respect to such Indebtedness except to the extent of a non-recourse pledge of equity interests in one or more Project Subsidiaries.

“Project Subsidiary” means (a) each entity listed on Part (e) of Schedule 5.13 and (b) any Subsidiary of the Borrower held for the purpose of holding, leasing, developing, constructing or acquiring energy generating, transmission or distribution assets, or assets related thereto, or any other power or energy facility or any assets related thereto, and any Subsidiary of the Borrower whose assets consist primarily of Equity Interests in one or more other Project Subsidiaries; provided that a Subsidiary will cease to be a Project Subsidiary if it Guarantees any Indebtedness of the Borrower other than obligations of the Borrower related to Project Debt of one or more Project Subsidiaries.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“PUCT” has the meaning specified in Section 5.17(e).

“PUHCA” means the Public Utility Holding Company Act of 2005.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended.

“Qualifying Term Loan Facility” shall mean a term loan facility entered into by the Borrower for the purpose of replacing this Facility or refinancing the Loans, in each case, that is subject to conditions precedent to effectiveness of the obligations of the lenders thereunder to make available loans under such term loan facility and limitations on assignments prior to the Funding Commitment Termination Date that are no less favorable to the Borrower than the conditions set forth herein for such similar provisions, as determined by the Buyer or the Borrower.

“RBC” means Royal Bank of Canada and its successors.

“Register” has the meaning specified in Section 11.06(c).

“Regulation T” means Regulation T of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Refinancing Liens” means Liens granted in connection with amending, extending, modifying, renewing, replacing, refunding or refinancing in whole or in part any Indebtedness secured by Liens described in clauses (b) through (j) of Section 7.01; provided that Refinancing Liens do not (a) extend to property or assets other than property or assets of the type that were subject to the original Lien or (b) secure Indebtedness having a principal amount in excess of the amount of Indebtedness being extended, renewed, replaced or refinanced, plus the amount of any fees and expenses (including premiums) related to any such extension, renewal, replacement or refinancing.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors, controlling persons, members, successors and assigns of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock or other Equity Interest.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Seller” means NRG Energy, Inc. and NRG Repowering Holdings LLC.

“Signing Date” means February 6, 2018.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, and after taking into account any indemnification, contribution, subrogation and other similar rights.

“South Trent” has the meaning specified in Section 5.17(b).

“Specified Acquisition Agreement Representations” means the representations made by, or with respect to, Zephyr Renewables LLC and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Buyer has the right (taking into account any applicable notice or cure periods) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case in accordance with the terms thereof) as a result of the breach of such representations and warranties in the Acquisition Agreement.

“Specified Representations” means the representations and warranties of the Loan Parties set forth in Section 5.01(a), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.04, 5.14, 5.19, 5.22 (solely with respect to the last sentence thereof) and 5.24.

“Sponsor” means any of (i) Global Infrastructure Management, LLC, (ii) one or more Sponsor Affiliates and (iii) any funds or partnerships or co-investment vehicles managed or advised or controlled by any of the foregoing.

“Sponsor Affiliates” means any Affiliate of the Sponsor that is not a portfolio company.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the first date it was incurred in compliance with this Agreement, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(a)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings and shall exclude all Equity Investor Subsidiaries.

“Subsidiary Guarantee” means the Guarantee by each Subsidiary Guarantor of the Borrower’s obligations hereunder.

“Subsidiary Guarantors” means:

(a)    each of the Borrower’s Wholly Owned Subsidiaries that Guarantees this Agreement on the Effective Date pursuant to the Guaranty under Article X, until such time as it is released pursuant to the provisions hereof; and

(b)    any other Subsidiary that executes documentation evidencing a Subsidiary Guarantee in accordance with the provisions hereof, and their respective successors and assigns.

“Tax Equity Financing” means a tax equity financing entered into solely in connection with the acquisition, expansion, upgrade or refurbishment (or refinancing of any of the foregoing or of any Indebtedness incurred in connection therewith) of or by a Project Subsidiary (and/or a Company Group Party that is a direct or indirect parent company of such Project Subsidiary) of energy generating, transmission or distribution assets, or of any other energy or power facility or any assets related to any of the foregoing that are eligible for renewable energy production tax credits available under Section 45 of the Code or renewable energy investment tax credits available under Section 48 of the Code, as applicable, on an arm’s length basis.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Thermal Utilities” means Generation Portfolio Companies, Project Subsidiaries, or Company Group Parties that are regulated as public utilities by state public utility commissions, but only with regard to their production and sale of thermal energy in the form of steam and chilled water.

“Total Assets” means, as of any date of determination, the total consolidated assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent publicly available balance sheet of the Borrower as of such date.

“Total Outstandings” means (without duplication) the aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voidable Transfer” has the meaning specified in Section 10.10.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means, with respect to any specified Person, a direct or indirect Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which is at the time owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Inc.” means NRG Yield, Inc.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any

Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, disposition, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person.  Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Company Group Party, Loan Party or any other like term shall also constitute such a Person or entity).

1.03        Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower, Holdings or any Subsidiary thereof at “fair value”, as defined therein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or Holdings and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries or Holdings and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower or Holdings is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04                Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.05                Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.05, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        The Borrowings.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars (each such loan, a “Loan”) to the Borrower from time to time but on no more than three (3) occasions, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that after giving effect to any Borrowing, the Total Outstandings shall not exceed the Lenders’ aggregate Commitments at such time.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01 and prepay under Section 2.03.  Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  Each Borrowing shall be made on a pro rata basis as among the Commitments then in effect, considered collectively.  Any amount borrowed under this Section 2.01 and repaid or prepaid may not be re-borrowed.

2.02        Borrowings, Conversions and Continuations of Loans.  (a)  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s notice (which notice may, subject to Section 3.05 hereof, be revoked by the Borrower) to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the applicable Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage in respect of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of RBC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.

During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect at any one time.

2.03        Prepayments.  (a)  Optional.  The Borrower may, upon notice (which notice, subject to Section 3.05, may state that such prepayment is conditioned upon the effectiveness of other credit facilities or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied) to the Administrative Agent, at any time or from time to time voluntarily terminate Commitments in whole or in part or prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any termination of Commitments, (B) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (C) one Business Day prior to any date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such termination or prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such termination or prepayment (based on such Lender’s Applicable Percentage).  Terminations of Commitments and prepayments of Loans shall be made on a pro rata basis.  If such notice is given by the Borrower, the Borrower shall make such prepayment (if applicable) and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of termination of the Commitments and prepayment of Loans delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05 and any prepayment of a Base Rate Loan shall be accompanied by all accrued interest on the amount prepaid if such prepayment is accompanied by a termination of the Commitments.  All payments made pursuant to this Section 2.03(a) shall be applied on a pro rata basis to each Lender holding Loans.

(b)           Mandatory. (1) Loans.  Following the Effective Date, the Loans, to the extent borrowed will be required to be prepaid within three (3) Business Days following the receipt of the applicable proceeds, in an aggregate amount equal to:

(i)            100% of the Net Cash Proceeds actually received by the Borrower or any of the Guarantors from the borrowing of loans under a Qualifying Term Loan Facility or from any Debt Incurrence;

(ii)           100% of the Net Cash Proceeds actually received by the Borrower from an Equity Issuance;

(iii)          100% of the Net Cash Proceeds in excess of $10,000,000 for any individual transaction (and in excess of $50,000,000 in the aggregate) actually received by the Borrower or any of the Guarantors from non-ordinary course sale or other disposition of any property or assets of the Borrower or any of the Guarantors (including insurance and condemnation proceeds and proceeds from the sale or issuance of any Equity Interest, in each case to third parties, by any Guarantors) other than Net Cash Proceeds (i) of sales or other dispositions of inventory in the ordinary course of business, (ii) of sales, contributions or other dispositions of property or assets to Project Subsidiaries (including any distributed cash in connection with such sale, contribution or disposition), (iii) of intercompany transfers, and (iv) that are reinvested (or committed to be reinvested) in the business of the Borrower or any of its Subsidiaries (or used to replace damaged or destroyed assets) within nine months after receipt of such Net Cash Proceeds or, if so committed within such period, reinvested within 180 days thereafter;

provided that, if any such Net Cash Proceeds determined in accordance with the preceding clauses (i) through (iii) are in excess of the then outstanding Loans (or no Loans are then outstanding), the outstanding Commitments will be reduced on a pro rata basis by an amount equal to such excess amount within three (3) business days of the Borrower’s receipt thereof.

(2) Commitments.  After the Effective Date, Commitments will be permanently reduced, in whole or in part, (a) on the Business Day immediately following the day on which Yield Inc. shall have satisfied all of its obligations under the Convertible Indentures to (i) repurchase all Existing Convertible Notes required to be purchased by it in connection with any Fundamental Change Offer and (ii) settle all Existing Convertible Notes that are converted (whether into cash, equity interests of Yield Inc. or a combination thereof) in connection with the Acquisition or any related “fundamental change” or “make-whole fundamental change” as such terms are used in the Convertible Indentures (such business day, the “Existing Convertible Notes Termination Date”), in an amount equal to the aggregate principal amount of Existing Convertible Notes that remain outstanding as of the Existing Convertible Notes Termination Date and (b) in an amount equal to the aggregate principal amount of any series of the Existing Senior Notes for which a successful waiver with respect to such series of Existing Senior Notes of the “Change of Control Offer” requirements have been obtained pursuant to any consent solicitation consummated after the Acquisition Closing Date (such reduction to occur automatically upon the execution of the supplemental indenture to the indenture governing such series of Existing Senior Notes reflecting the terms of such consent solicitation), it being understood that any such consent solicitation shall be at the sole discretion and option of Yield Inc. and Yield Inc. shall not be obligated to commence any such consent solicitation.  On the first Business Day following the Funding Commitment Termination Date, all unused Commitments shall terminate.

2.04        Repayment of Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.05        Interest.  (a)  Subject to the provisions of Section 2.05(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)           (i)  While any Event of Default under Sections 8.01(a), 8.01(d) or 8.01(e) exists, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06        Fees.

(a)           Extension Fee.  The Borrower will pay to the Administrative Agent for the account of the Lenders an extension fee in an aggregate amount equal to 0.50% of the aggregate principal amount of the Loans subject to a Maturity Date Extension as set forth in Section 2.12, which fee shall be earned, due and payable on the Extension Date.

(b)           Duration Fee.  The Borrower will pay to the Administrative Agent for the account of each Lender on each of the dates set forth below a Duration Fee equal to the applicable percentage set forth below of the aggregate principal amount of such Lender’s Loans outstanding on such date:

Date	Percentage

90 days after Effective Date	0.50%

180 days after Effective Date	0.50%

271 days after Effective Date	0.50%

(c)           Other Fees.  The Borrower shall pay to the applicable Lenders and Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as expressly set forth in the Fee Letter.

2.07                        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be prima facie evidence thereof for all purposes.

2.08                        Evidence of Debt.    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations in respect of the Facility.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.09                        Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section

2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall prima facie evidence thereof.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner; provided that the Loan Parties will not be liable for increased costs under Sections 3.02 or 3.04 of this Agreement as a result of any Lender changing the place from, or the manner in which, it obtains funds.

(f)                                   Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.10                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant; and

(iii)                               for the avoidance of doubt, the provisions of this Section will not apply to payments made under Sections 2.06, 2.11, 3.01, 3.02, 3.04, 3.05, 3.06, 11.04, 11.06, 11.13, and pursuant to any other terms or conditions in any Loan Document expressly providing for payments to specific Lenders, Agents or other Persons.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.11                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and Section 11.01.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders under the Facility pro rata in accordance with the Commitments under the Facility.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.11(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fee payable under Section 2.06(a) or 2.06(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.12                        Maturity Date Extensions.  The Borrower may effect a Maturity Date Extension with respect to one-third (1/3rd) of the Loans that are outstanding on the date that is 60 days prior to the Maturity Date (provided that a minimum of $300,000,000 aggregate principal amount of Loans remains outstanding) for an additional 90) day period by providing notice of such request to the Administrative Agent not more than 60 and not less than 30 days prior to the original Maturity Date (the “Extension Date”).  The Maturity Date Extension will not be effective unless:

(a)                                 The representations and warranties of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or any similar qualifier, in which case, it shall be true and correct in all respects) on and as of the date of such Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively and the representations and warranties contained in Section 5.05(c) shall be deemed to refer to the statements furnished pursuant to Section 6.01(a) with respect to the fiscal year ended December 31, 2018.

(b)                                 No Default shall exist, or would result from such proposed Extension.

(c)                                  All fees required to be paid to the Administrative Agent, the Lenders and the Arrangers on or before the Maturity Date (including the Extension Fee) shall have been paid and the Borrower shall have delivered an officer’s certificate confirming satisfaction of clauses (a) and (b) above.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.  (a)  Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without deduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower, any other Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower, such other Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If the Borrower, any other Loan Party or the Administrative Agent shall be required by applicable Law to withhold or deduct any Taxes, including United States Federal withholding Taxes, from any payment under any Loan Document, then (A) it shall withhold or make such deductions as are determined by it to be required based upon the information and documentation received pursuant to subsection (e) below, (B) it shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or other Loan Party, as the case may be, shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, jointly indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower, any other Loan Party or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Loan Parties reasonably believe that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender will use reasonable efforts to cooperate with the Loan Parties to obtain a refund of such Taxes so long as such efforts would not, in the sole good faith determination of the Administrative Agent or such Lender, as applicable, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided further that the Loan Parties shall not be required to compensate the Administrative Agent or any Lender pursuant to this Section 3.01(c) for any interest and penalties that would not have arisen but for the failure of the Administrative Agent or such Lender, as applicable, to furnish written notice of the applicable claim for Indemnified Taxes or Other Taxes within 180 days after the date the Administrative Agent or such Lender first receives written notice thereof.  A certificate as to the amount of any such payment or liability delivered to the Borrower or any other Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(ii)                                  Without limiting the provisions of subsection (a), (b) or (c)(i) above, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender pursuant to this Section 3.01.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations in respect of the Facility.

(d)                                 Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower (or any other Loan Party) or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.  (i) Each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Laws and reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Loan Parties or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to it pursuant to the Loan Documents or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), Section 3.01(e)(ii)(B)(I), Section 3.01(e)(ii)(B)(II), Section 3.01(e)(ii)(B)(III), Section 3.01(e)(ii)(B)(IV) and Section 3.01(e)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date it becomes a party to this Agreement, two accurate and complete originally executed copies of Internal Revenue Service Form W-9 (or successor form) or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to establish an exemption from United States federal backup withholding; and

(B)                               each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of United States federal withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)                                   two accurate and complete originally executed copies of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)                              two accurate and complete originally executed copies of Internal Revenue Service Form W-8ECI or W-8EXP (or successor form),

(III)                         two accurate and complete originally executed copies of Internal Revenue Service Form W-8IMY (or successor form) and all required supporting documentation,

(IV)                          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two accurate and complete originally executed copies of Internal Revenue Service Form W-8BEN (or successor form), or

(V)                               executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                               Each Lender shall promptly (A) update any form or certification previously delivered pursuant to this Section 3.01(e) that expires or becomes obsolete or inaccurate in any respect or notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv)                              If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Solely for purposes of this Section 3.01(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.  Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this Section 3.01(f) the payment of which would place the Administrative Agent or such Lender, as the case may be, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification (or with respect to which additional amounts were paid) and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g)                                  Status of Administrative Agent; Tax Documentation.  RBC, as the Administrative Agent, and, if legally entitled to do so, any successor or supplemental Administrative Agent that is not a United States person under Section 7701(a)(30) of the Code and which is acting as Administrative Agent through a U.S. branch described in Treasury Regulation Section 1.1441-1(b)(2)(iv)(A), shall deliver to the Borrower two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1(b)(2)(iv)(A)), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted in writing that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such written notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent) convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof,  (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify in writing the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of the first sentence of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof; provided that nothing in this paragraph shall affect any right that the Borrower may otherwise have to revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods), or convert such request into a request for a Borrowing of Base Rate Loans in the amount specified therein, in each case in accordance with and subject to the terms of this Agreement, it being understood and agreed that the Administrative Agent may not establish an alternative interest rate pursuant to this Section 3.03 in respect of Base Rate Loans, or Eurodollar Rate Loans to be converted into Base Rate Loans pursuant to the last sentence of the preceding paragraph of this Section 3.03.

In addition, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a) of the first sentence of this Section have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) of the first sentence of this Section have not arisen but the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin).  Notwithstanding anything to the contrary in Section 11.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this paragraph, (x) any request to convert any Loan to, or continue any Loan as, a Eurodollar Rate Loan shall be ineffective, and (y) if any Committed Loan Notice requests a Eurodollar Rate Loan, such Loan shall be made as a Base Rate Loan; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)                                  subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, and describing in reasonable detail the calculation thereof, and providing reasonable documentation to support the request as specified in subsection (a), (b) or (e) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as

“Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a written notice pursuant to Section 3.02, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden reasonably deemed by it to be significant) to mitigate or reduce the additional amounts payable, which reasonable efforts may include designating a different Lending Office for funding or booking its Loans hereunder or assigning its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such change or other measure (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07                        Survival.  All of the Loan Parties’ obligations and all of the Lenders’ and Administrative Agent’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, any assignment of rights by (or the replacement of) a Lender and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Effectiveness.  The effectiveness of this Agreement and the obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver in accordance with Section 11.01 of the following conditions precedent, in addition to each of the conditions set forth in Section 4.02:

(a)                                 Since the Effective Date (for this clause (a), as defined in the Acquisition Agreement as in effect on the Signing Date), no Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the Signing Date) has occurred.

(b)                                 The Acquisition shall have been consummated, or shall be consummated substantially simultaneously with the effectiveness of this Agreement, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) of the Acquisition Agreement or the CIA by the Buyer that are materially adverse to the interests of the Lenders (it being understood that any modification, amendment, supplement, consent, waiver or request by the Buyer to the definition of Material Adverse Effect or the “Xerox” protections of the Lenders set forth in Section G.5(g), Section G.5(h)(iii)-(v), the second sentence of Section M.8, the exception to Section M.9, Section M.12, Section M.13(d), Section M.14 and Section M.15 of the CIA shall be deemed to be materially adverse to the interests of the Lenders), unless consented to in writing by the Arrangers (such consent not to be unreasonably withheld or delayed).

(c)                                  The Arrangers shall have received (i) audited consolidated balance sheets of Yield Inc and its subsidiaries as at the end of, and related consolidated statement of income, statement of members’ equity and statement of cash flows of Yield Inc and its Subsidiaries for, the fiscal years ended December 31, 2015 and December 31, 2016, and December 31, 2017  and (ii) an unaudited consolidated balance sheet of Yield Inc and its subsidiaries as at the end of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) that has been completed prior to the Acquisition Closing Date and that has ended at least 45 days before the

Acquisition Closing Date, and the related consolidated statement of income, statement of members’ equity and statement of cash flows of for the most recent three, six or nine month, as applicable, period (other than the fourth fiscal quarter period of any fiscal year) that has been completed prior to the Acquisition Closing Date and that has ended at least 45 days before the Acquisition Closing Date (in the case of this clause (ii), without the requirement to include footnote disclosure) (it being understood and agreed that the audited financial statements referred to in clause (a) above for the fiscal years ended, December 31, 2015, December 31, 2016 and December 31, 2017 and of the unaudited financial statements referred to in clause (b) above as of, and, for the six month period ended June 30, 2018 have been delivered to the Arrangers prior to the date hereof).

(d)                                 The Specified Acquisition Agreement Representations shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects), but only to the extent that the Sponsor has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement, and the Specified Representations shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects). In the case of any Specified Acquisition Agreement Representations or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such respective date or respective period, as the case may be.

(e)                                  The Administrative Agent’s receipt of the following, each of which shall be originals or electronically transmitted copies of originals (followed as soon as reasonably practicable by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement;

(ii)                                  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)                               (A) a certificate of the secretary or assistant secretary of each Loan Party dated the Effective Date, certifying (I) that attached thereto is a true and complete copy of each Organization Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the state or jurisdiction of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State, (II) that attached thereto is a true and complete copy of resolutions duly authorizing the execution, delivery and performance of the Loan Documents to which such person is a party, (III) as to the incumbency and specimen signature of each officer executing any Loan Document and (B) a certificate of another Responsible Officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate pursuant to clause (A) above;

(iv)                              a favorable opinion of Baker Botts L.L.P., counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(v)                                 a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 4.01(d) (with respect to the Specified Representations only) have been satisfied; and

(vi)                              certificates attesting to the Solvency of the Loan Parties, taken as a whole after giving effect to the Acquisition, from the chief financial officer of Holdings.

(f)                                   (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Effective Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Effective Date, including pursuant to the Fee Letter, shall have been paid.

(g)                                  The Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent directly to such counsel to the extent invoiced within two Business Days prior to the Effective Date.

(h)                                 At least three (3) Business Days prior to the Effective Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”), and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, that has been requested at least ten (10) days prior to the Effective Date.

Without limiting the generality of the provisions of clause (f) of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the receipt by the Administrative Agent of a Committed Loan Notice in accordance with the requirements hereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power.  Each Loan Party and each of their respective Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the NRG Transaction and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under, (A) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Person or any of its Subsidiaries, or (iv) violate any material Law.

5.03                        Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the NRG Transaction or (b)  the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for (i) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, which will be sought, (ii) any immaterial actions, consents, approvals, registrations or filings, and (iii) approvals, consents, exemptions, authorizations, or other actions by, or notices to, or filings with, FERC or state regulatory authorities under the FPA or state laws respecting the rates of, or the financial or organizational regulation of, public utilities that may be required in connection with the exercise of certain remedies allowed under the Loan Documents.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as the enforceability hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws now or hereafter in effect relating to creditors’ rights generally (including specific performance) and (b) general equitable principles (whether considered in a proceeding in equity or at law), and to the discretion of the court before which any proceeding may be brought.

5.05                        Financial Statements; No Material Adverse Effect.  (a)  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of Yield Inc. and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)                                 The unaudited consolidated balance sheets of Yield Inc. and its Subsidiaries as of June 30, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present, in all material respects, the financial condition of Yield Inc. and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the NRG Transaction or (b) except as specifically disclosed in Schedule 5.06 or in SEC filings made prior to the Effective Date (the “Disclosed Litigation”), either individually or in the aggregate, if there is a reasonable possibility of an adverse determination and if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07                        No Default.  No Default has occurred and is continuing or would result from the consummation of the NRG Transaction.

5.08                        Ownership of Properties.  Each Loan Party and each of their respective Subsidiaries has good record and marketable title in all property used in the ordinary conduct of its business, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09                        Environmental Compliance.

(a)                                 Each Loan Party and their respective Subsidiaries is in compliance in all material respects with the requirements of all Environmental Laws and all orders, writs,

injunctions and decrees applicable to it or to its material properties under Environmental Law, except in such instances in which (a) such requirement of Environmental Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each of the Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  (i) None of the properties currently or formerly owned or operated by any Loan Party or any of their respective Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party, any of their respective Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of their respective Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of their respective Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of their respective Subsidiaries that in each case referred to in clauses (i) through (iv) above individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

(d)                                 Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, in each case that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of their respective Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(e)                                  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority under any Environmental Law, by or against any Loan Party or any of its Subsidiaries or against any of their properties, either individually or in the aggregate, in respect of which there is a reasonable possibility of an adverse determination and which, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Notwithstanding anything set forth in this Agreement or any other Loan Document to the contrary, the representations and warranties set forth in this Section 5.09 are the sole representations and warranties in any Loan Document with respect to environmental matters, including those relating to Environmental Laws or Hazardous Materials.

5.10                        Insurance.  The properties of the Loan Parties and their respective Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Party or its applicable Subsidiary operates.

5.11                        Taxes.  Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Loan Parties and each of their respective Subsidiaries have filed all Federal, state and other Tax returns and reports required to be filed, and have paid all Federal, state and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed Tax assessment against the Loan Parties or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any Tax sharing agreement.  No Tax liability with respect to any of the Loan Parties or their respective Subsidiaries could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

5.12                        ERISA Compliance.  (a)  Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws; (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification; and (iii) the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code.

(b)                                 There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as could not reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability that remains outstanding (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA

Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

5.13                        Subsidiaries; Equity Interests; Loan Parties; Project Subsidiaries.  As of the Effective Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and to the extent constituting shares in a corporation, if any, are non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13, free and clear of all Liens except Permitted Liens and Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP.  As of the Effective Date, no Loan Party has any equity investments in any other Person other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and are owned by Holdings in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens (other than Permitted Liens and Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP).  Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Effective Date its jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number.  Set forth on Part (e) of Schedule 5.13 is a complete and accurate list of each Project Subsidiary as of the Effective Date.  Set forth on Part (f) of Schedule 5.13 is a complete and accurate list of each Company Group Party that is not a Loan Party as of the Effective Date.

5.14                        Margin Regulations; Investment Company Act.  (a)  None of the Loan Parties is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

(b)                                 None of the Loan Parties, or any of the Loan Parties’ Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.  Neither this Agreement nor any other document, certificate or written statement, in each case concerning any Loan Party or any Subsidiary thereof (expressly excluding projections and other forward-looking statements and, to the extent not prepared by the Borrower or its Subsidiaries, general market data and information of a general economic or industry specific nature), furnished to the Administrative Agent by or on behalf of any Loan Party in connection herewith contains, as of the date prepared and taken as a whole, any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not materially misleading, in light of the circumstances under which they were made; provided that, to the extent any such other document, certificate or statement constitutes a forecast or projection, the Loan Parties represent only that they acted in good faith and utilized assumptions believed by them to be reasonable at the time made and furnished (it being understood that forecasts and projections are subject to significant contingencies and assumptions, many of which are beyond the control of the Loan Parties and their respective Subsidiaries, and that no assurance can be given that the projections or forecasts will be realized).

5.16                        Compliance with Laws.  Each Loan Party and each of their respective Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its material properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                        Energy Regulatory Matters.

(a)                                 Each of the Generation Portfolio Companies meets the requirements for, and has been determined by FERC to be, either an “Exempt Wholesale Generator” within the meaning of PUHCA or its generating facility meets the requirement of a Qualifying Facility under PURPA. The Loan Parties, the Company Group Parties and the Generation Portfolio Companies are not subject to or are exempt from regulation under PUHCA (other than, with respect to the Generation Portfolio Companies, maintaining status as a Qualifying Facility under PURPA or an Exempt Wholesale Generator within the meaning of PUHCA).

(b)                                 Each of (i) the Generation Portfolio Companies that are a “public utility” within the meaning of the FPA and not otherwise exempt from regulation under Sections 205 and 206 of the FPA (“FPA-Jurisdictional Generation Portfolio Companies”) have a validly-issued order from FERC, not subject to any pending challenge or investigation: (x) authorizing it to engage in wholesale sales of electricity and, to the extent permitted under its market-based rate tariff, other products and services at market-based rates; and (y) granting such waivers and authorizations as are customarily granted to power marketers by FERC, including blanket authorizations to issue securities and assume liabilities pursuant to Section 204 of the FPA (together, “FPA MBR Authorizations, Exemptions and Waivers”).  As of the Effective Date, FERC had not issued any orders imposing a rate cap, mitigation measure, or other limitation on the FPA MBR Authorizations, Exemptions and Waivers of the FPA-Jurisdictional Generation Portfolio Companies or any of the FPA-Jurisdictional Generation Portfolio Companies’ authority to engage in sales of electricity at market-based rates, other than rate caps and mitigation measures generally applicable to wholesale suppliers participating in the applicable FERC-jurisdictional electric market (although, to the knowledge of the Loan Parties, there are no generally applicable challenges currently pending before FERC to the market-based rate authorization of wholesale suppliers in the electric markets in which the Generation Portfolio Companies make wholesale sales under their market-based rate tariffs).

(c)                                  Each of the Generation Portfolio Companies that are not a FPA-Jurisdictional Generation Portfolio Company (“Non-FPA-Jurisdictional Generation Portfolio Companies”) have made all filings with and obtained all authorizations necessary from the applicable Governmental Authority to generate electric energy and sell electric energy, capacity or ancillary services at wholesale or retail (“Non-FPA Sales Authorizations”).

(d)                                 The Thermal Utilities are subject to state public utility commission regulation with respect to rates or financial organization.

(e)                                  No Loan Party, Company Group Party or Project Subsidiary will, as the result of the ownership, construction, testing, repair, maintenance, use and/or operation of any facility or the sale of electricity and other services related to the sale of electricity from the facilities or the entering into of, or the performance of any obligations under any of the agreements to which any of them are a party or the consummation of any transaction contemplated thereby, be subject to regulation under the laws of any state governing the rates charged by, or the financial or organizational regulation of, electric utilities, electrical transmission and distribution utilities, retail electric utilities, electrical public utilities, electric public service companies, or other similar entities relating to the sale of electricity.

(f)                                   None of the Lenders nor any “affiliate” (as that term is defined in PUHCA) of any of them will, solely as a result of each Generation Portfolio Company’s respective ownership, leasing or operation of its facility, the sale or transmission of thermal energy or electricity therefrom or the Borrower’s, any Loan Party’s, any Project Company’s, or any Generation Portfolio Company’s entering into any Loan Document, or any transaction contemplated hereby or thereby, be subject to regulation under the FPA, PUHCA, or state laws and regulations respecting the rates of, or the financial or organizational regulation of, public utilities, except that the exercise by the Administrative Agent or the Lenders of certain remedies allowed under the Loan Documents may subject the Administrative Agent, the Lenders and their “affiliates” (as that term is defined in PUHCA) to regulation under the FPA, PUHCA or state laws respecting the rates of, or the financial or organizational regulation of, public utilities.

5.18                        Intellectual Property; Licenses, Etc.  Each Loan Party and each of its Subsidiaries owns, or possesses rights to use, all of the IP Rights that are reasonably necessary for the operation of their respective businesses, except where failure to so own or possess such right, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, the conduct of the respective businesses of Loan Parties or any of their respective Subsidiaries is not infringing upon any IP Rights owned by any other Person, except where such infringement could reasonably be expected to have a Material Adverse Effect.

5.19                        Solvency.  As of the Effective Date, the Loan Parties and their Subsidiaries taken as a whole are Solvent.

5.20                        Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of their respective Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21                        Labor Matters.  Neither any Loan Party nor any of their respective Subsidiaries has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.22                        Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.  The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective officers, directors and employees, are not Sanctioned Persons.   No Borrowing will be used, directly or, to the knowledge of the Borrower, indirectly, in violation of Anti-Corruption Laws or applicable Sanctions.

5.23                        Restricted Payments.  As of the Effective Date, no Contractual Obligation limits the ability of any Subsidiary of the Borrower to make Restricted Payments, directly or through one or more intermediate Subsidiaries of the Borrower, to the Borrower or to otherwise transfer property to or invest in the Borrower, except for any agreement in effect on the date hereof and set forth on Schedule 5.23.

5.24                        PATRIOT Act, Etc.  To the extent applicable, each Loan Party and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, any of the foreign assets control regulations of the United States Treasury Department (31 C.F. R., Subtitle B, Chapter V, as amended), any Sanctions or any other applicable anti-corruption Law.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, in each case, other than Contingent Obligations as to which no claim has been made, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01 and 6.02) cause each Company Group Party to:

6.01                        Financial Statements.

(a)                                 Deliver to the Administrative Agent and each Lender, in form reasonably satisfactory to the Administrative Agent within the time periods (including any extensions thereof) specified in the SEC’s rules and regulations:

(i)                                     all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Borrower were required to file such reports; and;

(ii)                                  all current reports that would be required to be filed with the SEC on Form 8-K if the Borrower were required to file such reports.

(b)                                 All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.  Each annual report on Form 10-K will include a report on the Borrower’s consolidated financial statements by the Borrower’s independent registered public accounting firm.

(c)                                  If the Borrower is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Borrower shall nevertheless continue filing the reports specified in Section 6.01(a) with the SEC within the time periods specified above unless the SEC will not accept such a filing.  The Borrower agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings.  If, notwithstanding the foregoing, the SEC will not accept the Borrower’s filings for any reason, the Borrower will post the reports referred to in Section 6.01(a) on the website of Yield Inc. within the time periods that would apply if the Borrower were required to file those reports with the SEC.

(d)                                 So long as Holdings continues to own, directly or indirectly, all of the Equity Interests of the Borrower, Holdings may elect to prepare and file and furnish the quarterly, annual and current reports and consolidated financial statements referred to above in respect of Holdings and such reports and consolidated financial statements will be deemed to satisfy the obligations of the Borrower under this reporting covenant.

6.02                        Certificates; Other Information.  Deliver to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent:

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2018), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Yield Inc. or Holdings;

(b)                                 promptly after a Responsible Officer becoming aware thereof, notice of the existence of any Default and the actions the Borrower is taking or proposes to take with respect thereto;

(c)                                  promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party, any Company Group Party or any Project Company, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Any documents required to be delivered pursuant to Section 6.01(a) or (b) may be delivered electronically (including by having been publicly filed with the SEC) and if so delivered, shall be deemed to have been delivered on the date (i) on which Yield Inc. posts such documents, or provides a link thereto on Yield Inc.’s website on the Internet at the website address listed on Schedule 11.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent);  or (iii) if publicly filed with the SEC, as of the date of such filing; provided that the Borrower shall promptly notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”  Unless otherwise marked “PUBLIC” all Borrower Materials will be presumed to be available for non-Public Lenders only.

6.03                        Payment of Obligations.  Pay, prior to delinquency, all Taxes, assessments and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment could not reasonably be expected to result in a Material Adverse Effect.

6.04                        Preservation of Existence, Etc.   (a)  Subject to Section 7.02, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; provided however, that the Loan Parties shall not be required to preserve the corporate, partnership or other existence of Holdings or any Company Group Party, if (i) the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower, Holdings and its Subsidiaries, taken as a whole, and that the loss thereof is not reasonably expected to have a Material Adverse Effect or (ii) if a Company Group Party is to be dissolved, such Company Group Party has no assets; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05                        Additional Guarantees.  If,

(a)             The Borrower or any of its Subsidiaries acquires or creates another Wholly Owned Subsidiary after the Effective Date and such Wholly Owned Subsidiary Guarantees any Obligations of the Borrower under the Credit Agreement, or

(b)             any Wholly Owned Subsidiary of the Borrower that does not currently Guarantee any Obligations of the Borrower under the Credit Agreement subsequently Guarantees any Obligations of the Borrower under the Credit Agreement, or

(c)              if there is no Indebtedness of the Borrower outstanding under the Credit Agreement at that time, any Wholly Owned Subsidiary of the Borrower (including any newly acquired or created Wholly Owned Subsidiary) Guarantees any Obligations with respect to any other Material Indebtedness of the Borrower, then such newly acquired or created Wholly Owned Subsidiary or Wholly Owned Subsidiary that subsequently fully and unconditionally Guarantees obligations under the Credit Agreement or other Material Indebtedness of the Borrower, as the case may be, will become a Guarantor hereunder and execute documentation evidencing such Guaranty and deliver an opinion of counsel satisfactory to the Administrative Agent within 60 Business Days of the date on which it was acquired or created or guaranteed other Material Indebtedness of the Borrower, as the case may be.

6.06                        Use of Proceeds.  Use the proceeds of all Loans in connection with the NRG Transactions.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, in each case, other than Contingent Obligations as to which no claim has been made, the Borrower shall not, nor shall it permit, solely in the case of Section 7.01, any Company Group Party, and solely in the case of Section 7.02 and 7.03, Holdings shall not:

7.01                        Liens.  Create or permit to exist any Lien upon any Principal Property owned by the Borrower or any Subsidiary Guarantor or upon any Equity Interests issued by, or Indebtedness of, any direct or indirect Subsidiary of the Borrower to secure any Indebtedness of the Borrower or any Subsidiary Guarantor without providing for the Obligations under this Agreement to be equally and ratably secured with (or prior to) any and all such Indebtedness and any other Indebtedness similarly entitled to be equally and ratably secured, for so long as such Indebtedness is so secured; provided, however, that this restriction will not apply to, or prevent the creation or existence of ((a) through (m) below, the “Permitted Liens”):

(a)             Liens securing Indebtedness of the Borrower or any Subsidiary Guarantor under one or more Credit Facilities in an aggregate principal amount pursuant to this clause (a), measured as of the date of creation of any such Lien and the date of incurrence of any such

Indebtedness, not exceeding the greatest of (a) 20% of Total Assets, (b) $1.0 billion and (c) 2.5 times Adjusted LTM CAFD;

(b)             Existing Liens;

(c)              Liens securing Indebtedness of any Person that (a) is acquired by the Borrower or any of its Subsidiaries after the Effective Date, (b) is merged or amalgamated with or into the Borrower or any of its Subsidiaries after the Effective Date or (c) becomes consolidated in the financial statements of the Borrower or any of its Subsidiaries after the Effective Date in accordance with GAAP; provided, however, that in each case contemplated by this clause (c), such Indebtedness was not incurred in contemplation of such acquisition, merger, amalgamation or consolidation and is only secured by Liens on the Equity Interests and assets of, the Person (and Subsidiaries of the Person) acquired by, or merged or amalgamated with or into, or consolidated in the financial statements of, the Borrower or any of its Subsidiaries;

(d)             Liens securing Indebtedness of the Borrower or any Subsidiary Guarantor incurred to finance (whether prior to or within 365 days after) the acquisition, construction or improvement of assets (whether through the direct purchase of assets or through the purchase of the Equity Interests of any Person owning such assets or through an acquisition of any such Person by merger); provided, however, that such Indebtedness is only secured by Liens on the Equity Interests and assets acquired, constructed or improved in such financing (and related contracts, intangibles, and other assets that are incidental thereto or arise therefrom (including accessions thereto and replacements or proceeds thereof));

(e)              Liens in favor of the Borrower or any of its Subsidiaries;

(f)               Liens securing Hedging Obligations; provided that such agreements were not entered into for speculative purposes (as determined by the Borrower in its reasonable discretion acting in good faith);

(g)              Liens relating to current or future escrow arrangements securing Indebtedness of the Borrower or any Subsidiary Guarantor;

(h)             Liens to secure Environmental CapEx Debt or Necessary CapEx Debt that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt or Necessary CapEx Debt;

(i)                 Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any Subsidiary Guarantor, including rights of offset and set-off;

(j)                Refinancing Liens;

(k)             Liens on the stock or assets of Project Subsidiaries securing Project Debt or Tax Equity Financing of one or more Project Subsidiaries;

(l)                 Liens on cash and cash equivalents securing Indebtedness incurred to finance an acquisition of assets or a business or multiple businesses; provided, that within 180 days from the date the related Indebtedness was incurred, such cash or cash equivalents are used to (a) fund the acquisition (or a similar transaction), including any related fees and expenses, and the related Indebtedness is (1) secured by Liens otherwise permitted under this covenant or (2) unsecured; or (b) retire or repay the Indebtedness that it secures and to pay any related fees and expenses; and

(m)         other Liens, in addition to those permitted in clauses (a) through (m) above, securing Indebtedness of the Borrower or any Subsidiary Guarantor having an aggregate principal amount, measured as of the date of creation of any such Lien and the date of incurrence of any such Indebtedness, not to exceed the greater of (i) 1.5% of Total Assets and (ii) $100.0 million.

Liens securing Indebtedness under the Credit Agreement existing on the Effective Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (a) above.  For purposes of determining compliance with this Section 7.01, in the event that a proposed Lien meets the criteria of more than one of the categories of Liens described in clauses (a) through (m) above, the Borrower will be permitted to classify such Lien on the date of its incurrence, or later reclassify all or a portion of such Lien, in any manner that complies with this covenant.

If the Borrower or any Subsidiary Guarantor proposes to create or permit to exist any Lien upon any Principal Property owned by the Borrower or any Subsidiary Guarantor or upon any Equity Interests or Indebtedness of any direct or indirect Subsidiary of the Borrower to secure any Indebtedness, other than as permitted by clauses (a) through (m) of the previous paragraph, the Borrower will give prior written notice thereof to the Administrative Agent, who will give notice to the Lenders, and the Borrower will further agree, prior to or simultaneously with the creation of such Lien, effectively to secure all Obligations under this Agreement equally and ratably with (or prior to) such other Indebtedness, for so long as such other Indebtedness is so secured.

7.02                        Fundamental Changes.  Neither the Borrower nor Holdings shall, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Holdings or the Borrower is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Holdings or Holdings and its Subsidiaries taken as a whole or the Borrower or the Borrower and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(a)             either: (a) Holdings or the Borrower, as the case may be, is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than Holdings or the Borrower, as the case may be) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b)             the Person formed by or surviving any such consolidation or merger (if other than Holdings or the Borrower, as the case may be) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the Obligations of Holdings or the Borrower, as the case may be, in respect of the Facility pursuant to documents and agreements reasonably satisfactory to the Administrative Agent; and

(c)              immediately after such transaction, no Default or Event of Default exists.

In addition, neither Holdings nor the Borrower may, directly or indirectly, lease all or substantially all of its and its respective Subsidiaries’ properties or assets, in one or more related transactions, to any other Person.

This covenant will not apply to (1) a merger of Holdings or the Borrower, as the case may be, with an Affiliate solely for the purpose of reforming Holdings or the Borrower, as the case may be, in another jurisdiction or forming a direct or indirect holding company of the Borrower that is a Wholly Owned Subsidiary of Holdings; and (2) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Holdings, the Borrower and their respective Subsidiaries, including by way of merger or consolidation.

7.03                        Holding Company.  Holdings will not engage in any business, activity or transaction or own any interest (fee, leasehold or otherwise) in any real property, or incur, assume, or suffer to exist any Indebtedness other than:

(a)             the ownership of debt or equity interests in the Borrower;

(b)             maintaining its corporate existence;

(c)              participating in tax, accounting and other administrative activities as the parent of a consolidated group of companies, including the Borrower;

(d)             making distributions to holders of its debt or equity interests or to the Borrower or any Subsidiary of the Borrower;

(e)              the performance of its obligations under the Exchange Agreement and similar agreements;

(f)               issuing a Guarantee in respect of, or otherwise becoming liable with respect to, Indebtedness incurred by Yield Inc., the Borrower or any Subsidiary of the Borrower and the execution and delivery of any agreements related to the foregoing, including credit agreements, indentures, security agreements, notes and registration rights agreements;

(g)              issuing equity securities and/or issuing or incurring Indebtedness, including to finance acquisitions; and

(h)             activities incidental to the businesses or activities described in clauses (a) through (g) above.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within five (5) Business Days after the same becomes due any interest on any Loan or any fee due hereunder, or (iii) pay within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 60 days after written notice by the Administrative Agent or any Lender to the Borrower; or

(c)                                  Cross-Default.  Any Loan Party defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (or the payment of which is guaranteed by any Loan Party) whether such Indebtedness or guarantee now exists, or is created after the Effective Date, if that default:

(i)             is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii)          results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, exceeds the greater of (i) 1.5% of Total Assets and (ii) $100.0 million;

provided that this clause (c) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to a Person that is not an Affiliate of the Borrower; or

(d)                                 Insolvency Proceedings, Etc.  Holdings, the Borrower, any Material Company Group Party, any group of Company Group Parties that, taken together, would constitute a Material Company Group Party, or any Material Project Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(e)                                  Inability to Pay Debts; Attachment.  (i)  Holdings, the Borrower, any Material Company Group Party, any group of Company Group Parties that, taken together, would constitute a Material Company Group Party, or any Material Project Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(f)                                   Judgments.  One or more judgments for the payment of money in an aggregate amount in excess of the greater of (i) 1.5% of Total Assets and (ii) $100.0 million (excluding therefrom any amount reasonably expected to be covered by insurance) shall be rendered against any Loan Party or any combination thereof and the same shall not have been paid, discharged or stayed for a period of 60 days after such judgment became final and non-appealable; or

(g)                                  Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, or the satisfaction in full of all the Obligations in respect of the Facility (other than Contingent Obligations as to which no claim has been made), ceases to be in full force and effect; or any Loan Party or any Affiliate thereof that is the Equity Investor or a Subsidiary of the Equity Investor contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(h)                                 Change of Control.  There occurs any Change of Control.

8.02                        Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions, in each case subject to the occurrence of, and in no event on or prior to, the Funding Commitment Termination Date:

(a)                                 declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated; and

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

provided that upon the occurrence of an Event of Default set forth in Section 8.01(f) with respect to any Loan Party under the Bankruptcy Code, on the Business Day following the Funding Commitment Termination Date, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.  Notwithstanding the foregoing, default interest will continue to accrue if applicable.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 or any other Loan Document (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations in respect of the Facility shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of such Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of such Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of such Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of such Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of such Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.  Each of the Lenders hereby irrevocably appoints RBC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers, rights and remedies as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees provided under the Loan Documents, to have agreed to the provisions of this Article.

9.02                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or that is contrary to any Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided;

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)                                 shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct;

(e)                                  shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender;

(f)                                   shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary or any Lender as a result of, any determination of the Total Outstandings, any of the component amounts thereof or any portion thereof attributable to each Lender in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment); and

(g)                                  shall not be required by any provision in this Agreement or any Loan Document to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

9.04                        Reliance by Administrative Agent; Indemnification, Etc.  The Administrative Agent shall not incur any liability (i) for any action taken or omitted to be taken by it in reliance upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person or (ii) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment).  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 11.06, (ii) may rely on the Register to the extent set forth in Section 11.06(c), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

9.05                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

9.06                        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04, as well as all exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof or elsewhere herein shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09                        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations in respect of the Facility that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.06 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations in respect of the Facility or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.  The Administrative Agent (upon the instruction of the Required Lenders) is authorized to credit bid any Obligation held by any Lender on a pro rata basis in a proceeding under any Debtor Relief Law without the prior consent of such Lender.

9.10                        Certain ERISA Matters.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)                                     none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations);

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)                                 no fee or other compensation is being paid directly to the Administrative Agent or any its respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)                                  The Administrative Agent hereby informs each Lender that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X
CONTINUING GUARANTY

10.01                 Guarantee of Obligations.  Each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each other Guarantor and the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations hereunder and under any other Loan Document (the “Guaranteed Obligations”).  Each Guarantor shall be liable under its guarantee set forth in this Section 10.01, without any limitation as to amount, for all present and future Guaranteed Obligations, including specifically all future increases in the outstanding amount of the Loans or other Guaranteed Obligations and other future increases in the Guaranteed Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents on the Effective Date.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all Guaranteed Obligations (including, without limitation, interest, fees, costs and expenses) that would be owed by any other obligor on the Guaranteed Obligations but for the fact that they are unenforceable or not allowable due to the existence of a proceeding under any Debtor Relief Law involving such other obligor because it is the intention of the Guarantors and the Lenders that the Lenders which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any Guarantor of any portion of such Guaranteed Obligations.

10.02                 Limitation on Obligations Guaranteed.

(a)                                 Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Article X shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Article X void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranty set forth herein and the obligations of each Guarantor hereunder.  To effectuate the foregoing, the Administrative Agent and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor in respect of the guarantee set forth in this Article X at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in this Article X and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor.  For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under this Article X will be deemed to be enforceable and payable after the guaranty under this Article X.  To the fullest extent permitted by applicable law, this Section 10.02(a) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(b)                                 Each Guarantor agrees that Guaranteed Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 10.02(a) without impairing the guarantee contained in this Article X or affecting the rights and remedies of any Lender hereunder.

10.03                 Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc.

(c)                                  Each Guarantor understands and agrees that the guarantee contained in this Article X shall be construed as a continuing guarantee of payment and performance and not merely of collectability.  Each Guarantor waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon the Borrower or any of the other Guarantors with respect to the Guaranteed Obligations.  Without limiting the generality of the foregoing, this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, set-off, defense, counterclaim, discharge or termination for any reason (other than a Discharge of the Guaranteed Obligations).

(d)                                 Each Guarantor agrees that the Guaranteed Obligations of each Guarantor hereunder are independent of the Guaranteed Obligations of each other Guarantor and of any other guarantee of the Guaranteed Obligations and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any other guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Lender against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(e)                                  No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment, remain liable for the Guaranteed Obligations until the Discharge of the Guaranteed Obligations.

(f)                                   Without limiting the generality of the foregoing, each Guarantor agrees that its obligations under and in respect of the guarantee contained in this Article X and any security interest securing the Guaranteed Obligations shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Guarantor has knowledge thereof):

(i)                                     the validity or enforceability of this Agreement or any other Loan Document, any of the Guaranteed Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Lender;

(ii)                                  any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents;

(iii)                               any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Document, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(iv)                              any change, reorganization or termination of the corporate structure or existence of the Borrower or any Guarantor or any of their Subsidiaries and any corresponding restructuring of the Guaranteed Obligations;

(v)                                 any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitution for, the Guaranteed Obligations, or any subordination of the Guaranteed Obligations to any other obligations; and

(vi)                              any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations in respect of the Facility or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any Guarantor for the Guaranteed Obligations, or of such Guarantor under the guarantee contained in this Article X or of any security interest granted by any Guarantor, whether in a proceeding under any Debtor Relief Law or in any other instance.

(g)                                  In addition each Guarantor further waives any and all other defenses, set-offs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by it, the Borrower, or any other Guarantor or Person against any Lender, including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury, other than payment in full in cash of all Guaranteed Obligations and a termination of all Commitments.

10.04                 Rights of Reimbursement, Contribution and Subrogation.

In case any payment is made on account of the Guaranteed Obligations by any Guarantor or is received or collected on account of the Guaranteed Obligations from any Guarantor or its property:

(a)                                 If such payment is made by a Guarantor or the Borrower or from its property in respect of the Guaranteed Obligations of another Guarantor, such Guarantor shall be entitled, subject to and upon (but not before) the Discharge of the Guaranteed Obligations, (A) to demand and enforce reimbursement for the full amount of such payment from such other Guarantor and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment.  For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors (other than the Guarantor whose primary obligations were so guaranteed by the other Guarantors) based on the relative value of their assets and any other equitable considerations deemed appropriate by the court.  For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Article X hereof will be deemed to be enforceable and payable after the guaranty under Article X hereof.

(b)                                 Any right of subrogation of any Guarantor or the Borrower shall be enforceable solely after the Discharge of the Guaranteed Obligations and solely against the Guarantors or the Borrower, and not against the Lender, and neither the Administrative Agent nor any other Lender shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation for any purpose related to any such right of subrogation.

(c)                                  All rights and claims arising under this Section 10.04 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor or the Borrower as to any payment on account of the Guaranteed Obligations, in each case made by it or received or collected from its property, shall be fully subordinated to the Guaranteed Obligations in all respects prior to the Discharge of the Guaranteed Obligations.  Until the Discharge of the Guaranteed Obligations, no Guarantor may demand or receive any payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim.  If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case, receivership, or insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Guaranteed Obligations.  If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Lenders, and shall forthwith be transferred and delivered by such Guarantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.

(d)                                 The obligations of the Guarantors under this Agreement and the other Loan Documents, including their liability for the Guaranteed Obligations, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 10.04 or otherwise.  The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Lender against any Guarantor or its property.  The Lenders make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

10.05                 Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Administrative Agent’s Office.

10.06                 Subordination of Other Obligations.  Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any other Guarantor (the “Obligee Guarantor”), whether as original creditor, assignee, or by way of subrogation, restitution or otherwise, is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Lenders and shall forthwith be paid over to the Administrative Agent for the benefit of the Lenders to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

10.07                 Financial Condition of Borrower and Guarantors.  Any Credit Extension may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower or any Guarantor at the time of any such grant or continuation.  No Lender shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any other Guarantor.  Each Guarantor has adequate means to obtain information from the Borrower and each Guarantor on a continuing basis concerning the financial condition of the Borrower and each other Guarantor and its ability to perform its obligations under the Loan Documents and each Guarantor assumes responsibility for being and keeping informed of the financial condition of Borrower and each other Guarantor and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower or any other Guarantor now known or hereafter known by any Lender.

10.08                 Bankruptcy, Etc.  The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding under any Debtor Relief Law, voluntary or involuntary, involving the Borrower or any Guarantor or by any defense which the Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.  To the fullest extent permitted by law, the Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any interest, fees, costs, expenses or other Guaranteed Obligations accruing or arising after the date on which such case or proceeding is commenced.

10.09                 Duration of Guaranty.  The guarantee contained in this Article X shall remain in full force and effect until the Discharge of the Guaranteed Obligations.

10.10                 Reinstatement.  If at any time payment of any of the Guaranteed Obligations or any portion thereof is rescinded, disgorged or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, or if any Lender repays, restores, or returns, in whole or in part, any payment or property previously paid or transferred to the Lender in full or partial satisfaction of any Guaranteed Obligation, because the payment or transfer or the incurrence of the obligation is so satisfied, or is declared to be void, voidable, or otherwise recoverable under any state or federal law (collectively a “Voidable Transfer”), or because such Lender elects to do so on the reasonable advice of its counsel in connection with an assertion that the payment, transfer or incurrence is a Voidable Transfer, then, as to any such Voidable Transfer and as to all reasonable costs, expenses and attorney’s fees of the Lender related thereto, the liability of each Guarantor hereunder will automatically and immediately be revived, reinstated, and restored and will exist as though the Voidable Transfer had never been made.

ARTICLE XI
MISCELLANEOUS

11.01                 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.02, or, solely in the case of the initial Credit Extension, Section 4.01, without the written consent of each Lender party hereto at the time of such Credit Extension;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments or payments of increased costs or indemnities) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender directly entitled to such payment;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly entitled to such amount; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest, or any other Obligations, at the Default Rate;

(e)                                  change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) Section 2.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly adversely affected thereby;

(f)                                   change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or the last sentence of Section 9.09 or clause (x) of the first sentence of Section 11.06(a) without the written consent of each Lender; or

(g)                                  release all or substantially all of the value of the Guaranty without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and each such Defaulting Lender shall be deemed to have approved or disapproved of any such amendment, waiver or consent hereunder in the same proportion as the non-Defaulting Lenders), except that (a) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (b) no amendment, waiver or consent hereunder shall reduce the principal of, or the rate of interest specified herein on, any Loan payable hereunder or under any other Loan Document without the written consent of such Lender directly entitled to such amount and (c) no amendment, waiver or consent hereunder shall postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments or payments of increased costs or indemnities) of principal or interest due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of such Lender directly entitled to such payment.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each directly and adversely affected Lender, or of each Lender directly entitled to a payment amount, or each affected Lender, and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that in the case of any non-consenting Lender such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary in this Agreement or any other Loan Document (including this Section 11.01), subject to Section 3.03, only the consent of the Administrative Agent and the Borrower shall be required to amend this Agreement to reflect an alternate rate of interest as to which the Required Lenders shall not have objected in accordance with Section 3.03.

11.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Loan Parties or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                                  if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR

ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Loan Parties and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right,

remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law or in equity in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers, the Administrative Agent and their respective Affiliates (including the reasonable and documented or invoiced fees and expenses of one counsel per relevant jurisdiction for the Arrangers and the Administrative Agent and one local counsel per relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) and one special counsel, including special regulatory counsel, per relevant jurisdiction), in connection with the Facility and the contemplated use of proceeds thereof and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the NRG Transactions or the other transactions contemplated hereby or thereby shall be consummated) and any ancillary documents in connection therewith and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees and expenses of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents and the NRG Transactions, including its rights under this Section and (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  The Borrower acknowledges that the Administrative Agent or the Arrangers may receive a benefit, including without limitation, a discount, credit or other accommodation, from counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent or the Arrangers.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, joint or several, (including the fees and expenses of one counsel and local and special counsel for the Indemnitees (except to the extent that an Indemnitee shall have been advised by counsel that there are actual conflicting interests or there exists the reasonable likelihood of a conflicting interest between such Indemnitee and another Indemnitee)) (in each case, other than with respect to those losses, claims, damages, liabilities and related expenses set forth in Sections 3.02, 3.04, and 3.05, which shall be governed by the relevant terms and conditions set forth therein) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder and the consummation of the NRG Transactions and the other transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, defense or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any Affiliate thereof or any of the Borrower’s or such Loan Party’s or such Affiliate’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses, (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (x) result from a claim brought by one Indemnitee against another Indemnitee (other than claims against any Agent or Arranger in its capacity as such) and not arising out of or involving any act or omission of any Loan Party or any of their subsidiaries or Affiliates or (y) result from a claim brought by the Borrower or any other Loan Party against such Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined at the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the NRG Transactions or the other transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages (whether direct or indirect, in contract or tort or otherwise) arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations in respect of the Facility.

11.05                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations in respect of the Facility and the termination of this Agreement.

11.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans (but not its Commitments) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of any Loans or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;  provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan or rights or obligations associated therewith if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and

Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, any Loan Party or the Administrative Agent, sell participations to any Person (other than a natural person or a Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04, and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b); provided that such Participant agrees to be subject to Section 3.01 as if it were a Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07                 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their respective obligations, (g) with the consent of the Borrower, (h) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of an original executed counterpart of this Agreement.

11.11                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)                                 such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.06.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, such Lender shall be deemed to have executed and delivered such documentation as may be required to give effect to an assignment in accordance with Section 11.06.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE JURISDICTION, THEN SUCH EXCLUSIVITY SHALL NOT APPLY; PROVIDED, FURTHER, THAT SUIT FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY SUCH

NEW YORK STATE OR FEDERAL COURT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS IN ANY COURT REFERRED TO IN SECTION 11.14(B).  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, CLAIM, COUNTERCLAIM OR LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective

Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, that do not directly or indirectly give rise to, nor does any Loan Party rely on, any fiduciary duty on the party of any of the Administrative Agent, the Arrangers or the Lenders, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and none of the Administrative Agent, the Arrangers or the Lenders is advising the Loan Parties as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and (C) each of the Loan Parties is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the NRG Transactions and the other transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor the Lenders has any obligation to the Loan Parties or any of their respective Affiliates with respect to the NRG Transactions or the other transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor the Lenders nor their respective Affiliates has any obligation to disclose any of such interests and transactions to, or furnish confidential information obtained by them from other companies to, the Loan Parties or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby, and agrees that none of the Administrative Agent, the Arrangers or the Lenders shall have any liability (whether direct or indirect) to the Loan Parties in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on behalf of or in right of the Loan Parties, including the stockholders, employees or creditors thereof.

11.17                 Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18                 USA PATRIOT Act.  Each Lender that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.  This notice is given in accordance with the requirements of the Act and is effective for each Lender.

11.19                 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	NRG YIELD OPERATING LLC

	By:	/s/ Chad Plotkin
Name: Chad Plotkin
Title: Senior Vice President, Chief Financial Officer & Treasurer

GUARANTORS:	NRG YIELD LLC NRG YIELD DGPV HOLDING LLC

	By:	/s/ Chad Plotkin
Name: Chad Plotkin
Title: Senior Vice President, Chief Financial Officer & Treasurer

[Signature Page to 364-Day Bridge Credit Agreement]

ALTA WIND 1-5 HOLDING COMPANY, LLC

ALTA WIND COMPANY, LLC

CENTRAL CA FUEL CELL 1, LLC

NRG SOLAR IGUANA LLC

NRG SOLAR LAS VEGAS MB 1 LLC

NRG SOLAR STAR LLC

NRG SOLAR TABERNACLE LLC

NRG SOUTH TRENT HOLDINGS LLC

NRG YIELD RPV HOLDING LLC

NYLD FUEL CELL HOLDINGS LLC

PORTFOLIO SOLAR I, LLC

SOLAR FLAGSTAFF ONE LLC

SPP ASSET HOLDINGS, LLC

SPP FUND II HOLDINGS, LLC

SPP FUND II, LLC

SPP FUND II-B, LLC

SPP FUND III, LLC

THERMAL CANADA INFRASTRUCTURE HOLDINGS LLC

THERMAL INFRASTRUCTURE DEVELOPMENT HOLDINGS LLC

UB FUEL CELL, LLC

By:	/s/ Chad Plotkin
Name: Chad Plotkin
Title: Vice President & Treasurer

[Signature Page to 364-Day Bridge Credit Agreement]

ROYAL BANK OF CANADA,
as Administrative Agent

By:	/s/ Rodica Dutka
Name: Rodica Dutka
Title: Manager, Agency

[Signature Page to 364-Day Bridge Credit Agreement]

RBC CAPITAL MARKETS,
as a Lender

By:	/s/ Justin Painter
Name: Justin Painter
Title: Authorized Signatory

[Signature Page to 364-Day Bridge Credit Agreement]

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
as a Lender

By:	/s/ Sanjay Rijhwani
Name: Sanjay Rijhwani
Title: Managing Director

[Signature Page to 364-Day Bridge Credit Agreement]

CREDIT SUISSE AG, Cayman Islands Branch,
as a Lender

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

By:	/s/ Andrew Griffin
Name: Andrew Griffin
Title: Authorized Signatory

[Signature Page to 364-Day Bridge Credit Agreement]

CITIBANK, N.A.,
as a Lender

By:	/s/ Kirkwood Roland
Name: Kirkwood Roland
Title: Managing Director & Vice President

[Signature Page to 364-Day Bridge Credit Agreement]